UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2007

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51990	84-1288730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Liberty Media LLC (“Liberty”), a direct, wholly owned subsidiary of Liberty Media Corporation, has issued and outstanding five series of exchangeable debentures.  These include $869 million in principal amount of 4% Senior Exchangeable Debentures due 2029, $810 million in principal amount of 3.75% Senior Exchangeable Debentures due 2030, $501 million in nominal principal amount of 3.5% Senior Exchangeable Debentures due 2031, $551 million in principal amount of 3.25% Senior Exchangeable Debentures due 2031, and $1,750 million in principal amount of .75% Senior Exchangeable Debentures due 2023.

Each $1,000 debenture of Liberty’s 4% Senior Exchangeable Debentures is exchangeable at the holder’s option for the value of 11.4743 shares of Sprint Nextel Corporation common stock and .5737 shares of Embarq Corporation common stock, which Sprint spun off to its shareholders in May 2006.  Each $1,000 debenture of Liberty’s 3.75% Senior Exchangeable Debentures is exchangeable at the holder’s option for the value of 8.3882 shares of Sprint common stock and .4194 shares of Embarq common stock.  Each $834.53 nominal debenture of Liberty’s 3.5% Senior Exchangeable Debentures is exchangeable at the holder’s option for the value of 36.8189 shares of Motorola, Inc. common stock.  Each $1,000 debenture of Liberty’s 3.25% Senior Exchangeable Debentures is exchangeable at the holder’s option for the value of 9.2833 shares of Viacom, Inc. Class B common stock and 9.2833 shares of CBS Corporation Class B common stock, which Viacom Inc. spun off to its shareholders in December 2005.  Each $1,000 debenture of Liberty’s 0.75% Senior Exchangeable Debentures is exchangeable at the holder’s option for the value of 57.4079 shares of Time Warner, Inc. common stock.  See our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q for further information.

Because the terms of the exchangeable debentures contemplate possible future contingent payments depending on the amount of any dividends paid on the shares referenced by the exchangeable debentures (the “reference shares”) and the value of such reference shares, we are required to compute interest expense on the exchangeable debentures for federal income tax purposes based on the “comparable yield” at which we could have issued a fixed-rate debenture with similar terms and conditions.  In all instances this resulted in interest expense significantly in excess of the cash interest we pay on our exchangeable debentures (such excess referred to as the “additional comparable yield interest expense”).  In this regard, we have accrued and deducted $2,634 million in cumulative cash and additional comparable yield interest expense with respect to our exchangeable debentures since our split-off from AT&T Corp. in 2001 through June 2007.  Of that amount, $785 million represents cash interest payments and $1,849 million represents the additional comparable yield interest expense.  These deductions for interest expense contributed to net operating losses (“NOLs”) or offsets to taxable income earned in prior taxable years and is offsetting taxable income earned in the current year.

As previously disclosed, the IRS has issued Technical Advice Memorandums (“TAMs”) to other companies challenging the current deductibility of both the current cash and  additional comparable yield interest expense associated with exchangeable debentures in certain circumstances.  Those TAMs conclude that while interest expense on exchangeable debentures is appropriately calculated based on the comparable yield, such interest expense must be capitalized as basis to the shares referenced by the exchangeable debentures in lieu of being currently deducted.

In connection with the IRS’ recent examination of our 2003 and 2004 tax returns, and consistent with the position espoused in the previously issued TAMs to other taxpayers, the IRS has notified us that it believes the interest expense on our exchangeable debentures is not deductible for the period following our split-off from AT&T.  If the IRS were to prevail in its proposed treatment, in its entirety, our NOLs would be eliminated and we would have net taxable income in 2004 and later years.  The effect of the treatment proposed by the IRS would be to increase our tax liability by approximately $81 million through 2004 and by approximately $667 million for the period 2005 through the second quarter of 2007.  We would, however, be entitled to a corresponding increase in the bases of the reference shares for tax purposes equal to the amount of interest disallowed, such that a sale by us of the reference shares at current market prices would not, in the aggregate, result in any recognition of gain.  We do not believe that for financial statement purposes there would be a material impact on Liberty’s reported total tax expense as the resulting increase in current tax expense would be largely offset by a decrease in deferred tax expense.

We disagree with the IRS’ proposed treatment and intend to vigorously dispute its proposed treatment.  If, however, we were unsuccessful in contesting the IRS’ proposed treatment, we would be required to make current federal income tax payments and may be required to make interest payments to the IRS in amounts that may be significant.

On September 7, 2007, Liberty’s parent company filed a definitive proxy statement/prospectus with respect to a proposed reclassification of its existing tracking stock structure.  Pursuant to the reclassification, the assets and liabilities of the existing Capital Group would be attributed between a new Entertainment Group and a modified Capital Group.  The assets and liabilities of the existing Interactive Group would not be affected by the reclassification.  The reclassification is subject to a number of conditions, including its approval by the stockholders of Liberty’s parent company at a special meeting to be held on October 23, 2007.  For a discussion of the attribution of Liberty’s exchangeable debentures among the new Entertainment Group, the modified Capital Group and the existing Interactive Group, please see “The Reclassification Proposals — The Entertainment Group, the Capital Group and the Interactive Group” in the definitive proxy statement/prospectus, and for a discussion of the attribution of tax liabilities among the three groups, please see “The Reclassification Proposals — Management and Allocation Policies — Taxes” in the definitive proxy statement/prospectus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2007

LIBERTY MEDIA CORPORATION

By:	/s/ Mark E. Burton
Name:	Mark E. Burton
Title:	Vice President